UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2017

JAGUAR ANIMAL HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On January 31, 2017, Jaguar Animal Health, Inc. (the “Company”) announced its entry into a licensing, development, co-promotion and commercialization agreement (the “Agreement”) with Elanco US Inc. (“Elanco”) to license, develop and commercialize Canalevia™, a Company drug product candidate under investigation for treatment of acute and chemotherapy-induced diarrhea (“CID”) in dogs, and other drug product formulations of crofelemer for treatment of gastrointestinal diseases, conditions and symptoms in cats and other companion animals (collectively, the “Licensed Products”). The Agreement grants Elanco exclusive global rights to Canalevia™, a product whose active pharmaceutical ingredient is sustainably isolated and purified from the Croton lechleri tree, for use in companion animals. Pursuant to the Agreement, Elanco will have exclusive rights globally outside the U.S. and co-exclusive rights with the Company in the U.S. to direct all marketing, advertising, promotion, launch and sales activities related to the Licensed Products.

Under the terms of the Agreement, the Company will receive an upfront payment of $1.5 million and additional payments upon achievement of certain development, regulatory and sales milestones in an aggregate amount of up to $61 million payable throughout the term of the Agreement, as well as product development expense reimbursement, and royalty payments on global sales. The Agreement specifies that the Company will supply the Licensed Products to Elanco, and that the parties will agree to set a minimum sales requirement that Elanco must meet to maintain exclusivity.  The Agreement also contains provisions regarding payment terms, confidentiality and indemnification, as well as other customary provisions.

Elanco will also reimburse the Company for Canalevia™-related expenses, including reimbursement for Canalevia™-related expenses in Q4 2016, certain development and regulatory expenses related to the Company’s planned target animal safety study and the completion of the Company’s field study of Canalevia™ for acute diarrhea in dogs.

The Agreement became effective on January 27, 2017, and the term of the collaboration will continue throughout the development and commercialization of the product candidates, on a country-by-country and Licensed Product-by- Licensed Product basis, until the latest of (i) the date on which no valid claim of certain issued or granted patents specified in the Agreement in the respective country exists, (ii) the expiration of any regulatory exclusivity in such country covering such Licensed Product, or (iii) the fifteenth anniversary of the first commercial sale of a Licensed Product in such country.

The Agreement may be terminated by Elanco on voluntary basis upon completion of the dose ranging study or at any time upon 90 days’ written notice to the Company, or for cause for failure of the Company to complete a quality assessment of a certain facility of Glenmark Pharmaceutical Limited to Elanco’s satisfaction within 6 months of the effective date of the Agreement. The Agreement may also be terminated by either party (i) for the other party’s material breach, where such breach is not cured within the timeframe specified by the agreement, (ii) upon the bankruptcy, insolvency or dissolution of the other party, or (iii) for certain activities involving the challenge of certain patents licensed by the Company to Elanco.  Upon expiration of the term of the Agreement or termination for the Company’s breach, among other things, the Company has agreed to assign to Elanco all registrations and trademarks obtained in connection with the Licensed Products.  Upon termination for Elanco’s breach, among other things, Elanco has agreed to assign to the Company all registrations obtained in connection with the Licensed Products.

Under the Agreement, the Company is also responsible for defending against third party infringement claims against Elanco arising from certain uses of the Licensed Products where such infringement claim is a result of the use of the Company’s patents and know-how, and for any damages incurred as a result of such claims.

On January 31, 2017, the Company issued a press release announcing the Agreement. The Company is furnishing a copy of the press release, which is attached as Exhibit 99.1 to this Form 8-K.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Item 9.01                Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description
99.1	Jaguar Animal Health, Inc. Press Release dated January 31, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR ANIMAL HEALTH, INC.

By:	/s/ Karen S. Wright
	Name:	Karen S. Wright
	Title:	Chief Financial Officer

Date: January 31, 2017

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